Exhibit 10.13

KYPHON-BRI SUBLICENSE AGREEMENT

This KYPHON-BRI Sublicense Agreement (this “Agreement”), is made and entered into as of this 19th day of August, 2002 (hereinafter “Effective Date”), by and between Bonutti Research Inc., an Illinois corporation (hereinafter “BRI”), and KYPHON Inc., a Delaware corporation (“KYPHON”).

WITNESSETH:

WHEREAS, General Surgical Innovations, Inc. (“GSI”) was assigned, pursuant to the Apogee Agreement (as defined below), and owns certain patents and patent applications disclosing or claiming the “Bonutti Inventions” (as defined in the Apogee Agreement and set forth on Exhibit A attached hereto and made a part hereof) (such patents, together with any continuation, continuation-in-part, divisional, reissued or reexamined patent thereof, any patent application, or any foreign counterpart application of any such patents and applications, as well as any patents claiming priority to any of the foregoing patents, are sometimes collectively referred to as the “Licensed Patents”);

WHEREAS, GSI and Apogee Medical Products, Inc. (which subsequently changed its corporate name to Bonutti Research, Inc.) entered into a certain Agreement (the “Apogee Agreement”) dated March 9, 1995 (by GSI) and February 28, 1995 (by BRI);

WHEREAS, various disputes have arisen under the terms of and with respect to the Apogee Agreement, which disputes have been contested in a certain lawsuit entitled Bonutti Research, Inc. and Peter M. Bonutti, M.D. vs. General Surgical Innovations, Inc., Civil Action

No. 99-4062-GPM, United States District Court for the Southern District of Illinois (the “Lawsuit”);

WHEREAS, GSI, BRI and Dr. Peter M. Bonutti have entered into a certain Settlement Agreement and Mutual General Release (the “Settlement”), part of the consideration of which is the execution and performance of a certain GSI-BRI License Agreement (the “GSI Agreement”) and the right of BRI to enter into this Agreement; and

WHEREAS, the parties hereto desire to enter into this Agreement for their respective benefit.

NOW, THEREFORE, for and in consideration of the promises and the covenants hereinafter recited, it is understood and agreed as follows:

1.    SUBLICENSE GRANT

1.1    Exclusive Sublicense in KYPHON Exclusive Field.  BRI hereby grants to KYPHON the exclusive, worldwide, royalty-free right and sublicense to make, have made, use, import, export, offer to sell and sell any product and practice or promote any process or method covered by at least one valid and enforceable claim of the Licensed Patents (such products, processes and/or methods, collectively, the “Products”) for use within the KYPHON Exclusive Field (as “KYPHON Exclusive Field” is defined on Exhibit B attached hereto and made a part hereof). KYPHON understands and agrees that BRI’s right to grant the sublicense set forth herein and in section 1.2 derives from the Settlement and the GSI Agreement and that GSI has consented to such grant by BRI to KYPHON pursuant to the GSI Agreement. KYPHON further agrees that BRI shall not be liable or responsible to KYPHON or any Affiliate (as defined herein) in any way for any breach, default, action or inaction by GSI or any Affiliate thereof, whether under the GSI Agreement or otherwise. As used in this Agreement, the term “Affiliate” of a party shall mean an entity that owns the majority of equity of, or the majority of its equity is owned by, or is under common ownership with, such party.

1.2    Non-Exclusive Sublicense in Co-Exclusive Field.  BRI hereby grants to KYPHON the non-exclusive, worldwide, royalty-free, right and sublicense to make, have made, use, import, export, offer to sell and sell any product and practice any process covered by at least one valid and enforceable claim of the Licensed Patents solely in the Co-Exclusive Field (as defined on Exhibit C) (such rights and license, the “Co-Exclusive Rights”). The parties agree that any Products which do not fall within the scope of the KYPHON Exclusive Field or the Co-Exclusive Field fall in the Field of General Surgery (as defined on Exhibit D), provided that if a party believes that such Product is in the Exclusive Field or Co-Exclusive Field, it shall notify the other party, as well as GSI. KYPHON, BRI and GSI would then meet to resolve which field is appropriate for such Product. If the issue is not resolved in a reasonable period of time, not to exceed thirty (30) days, the matter will be resolved pursuant to Article 11. In the event of a termination of the GSI Agreement, BRI’s rights hereunder may be assigned to GSI, subject to the exception that GSI shall have no right to further license, sublicense or assign any of BRI’s rights to a third party (except in accordance with the terms of this Agreement) and therefore at that time there would be only GSI and KYPHON with rights in the Co-Exclusive Field.

1.3    Limitations on KYPHON’s Use of Sublicensed Patents.  KYPHON understands, acknowledges and agrees that (a) the sublicense set forth in section 1.2 is co-exclusive and the right to make, have made, use, import, export, offer to sell and sell any product and practice any process covered by at least one valid and enforceable claim of the Licensed Patents in the Co-

Exclusive Field is also held by BRI and GSI subject to various restrictions enumerated in section 1.4 below, (b) KYPHON is not authorized to and will not license, sublicense or in any way sell (except for a sale by KYPHON of all of KYPHON’s Co-Exclusive Rights in a single transaction to a single entity and its Affiliate) the rights to make, use, offer to sell or sell any product and practice any process covered by at least one valid and enforceable claim of any of the Licensed Patents granted in sections 1.1 and/or 1.2 above, (c) except for a permitted sale by KYPHON under section 1.4 hereof, or an assignment to an Affiliate of KYPHON, KYPHON may not sell, assign, mortgage, pledge, encumber, or otherwise transfer any of the rights to use the Licensed Patents individually and all such rights must be transferred together only in connection with the sale of all or substantially all of the business and assets of KYPHON, and, in all such events, the transferee must agree to be bound by all of the terms and provisions of this Agreement and (d) KYPHON will not make, use, offer to sell or sell any Product covered by any of the Licensed Patents in any Field except for the licenses set forth in sections 1.1 and 1.2 above, including the GSI Exclusive Field (as set forth on Exhibit D). GSI is a third party beneficiary of this Section 1.3.

1.4    Limitations of Use of Licensed Patents by BRI and KYPHON.  BRI understands, acknowledges and agrees, and will cause its Affiliates to agree, that (a) BRI and its Affiliates will not, directly or indirectly (including by providing any assistance, information, intellectual property or materials), develop, manufacture, market, sell, or promote any Product which is sold for use in the KYPHON Exclusive Field and is covered by at least one valid and enforceable claim of the Licensed Patents and (b) BRI and its Affiliates shall not mortgage, pledge or otherwise encumber or grant any further licenses to, or sell or assign ownership of, any of its rights with respect to the Licensed Patents in any Field (including any rights retained by BRI and its Affiliates in the Licensed Patents). Notwithstanding the foregoing, BRI shall have the sole right to assign ownership of its rights to use the Licensed Patents in the Co-Exclusive Field, in their entirety in a single transaction to a single entity subject to the provisions of the balance of this section. It is further understood and agreed that:

        (a)    Prior to any sale, transfer, license or assignment (“Sale”) of BRI’s Co-Exclusive Rights under this Agreement, BRI shall give written notice to KYPHON and GSI (collectively, the “Other Party”) of its desire to conduct the Sale and its desired terms, price and conditions (the “Sale Notice”). BRI and the Other Party shall, for a period of thirty (30) days after the date on which the Sale Notice is received or deemed received by the Other Party (the “Negotiation Period “), negotiate in good faith to enter into a Sale. In the event that the parties do not enter into a definitive binding agreement regarding a Sale after the completion of the Negotiation Period, then BRI shall be free to sell, subject to section 1.4(b) below, for a period of 180 days, the rights to the Licensed Patents as set forth in the Sale Notice (the “Ultimate Sale”). The actual consideration received by BRI from the buyer (the “Buyer”) in the Ultimate Sale shall not be lower than 95% of the equivalent amount last negotiated in the Negotiation Period, and if not negotiated during the Negotiation Period, not lower than the amount proposed in the Sale Notice. BRI shall also comply with the provisions of section 1.4(b) below. This section 1.4(a) shall apply to any offer made by BRI or received by BRI, whether or not such offer is solicited or unsolicited.

        (b)    Prior to any sale, transfer, license or assignment of any party’s Co-Exclusive Rights under this Agreement (“Ultimate Sale”), the party wishing to make such sale (the “Selling Party”) shall not enter into any letter of intent, indication of interest, or similar preliminary agreement with respect to an Ultimate Sale, or enter into any binding agreement with respect to an Ultimate Sale, or close any Ultimate Sale unless the Selling Party has first:

        (i)    provided written notice (“Notice of Ultimate Sale”) to the other party and GSI (collectively, the “Litigation Party”) of the Ultimate Sale and the proposed Buyer (with no obligation to disclose any salient financial terms except for the Licensed Patents desired to be part of the Sale and the Field affected by the Sale);

        (ii)    provided the Litigation Party with a period of sixty (60) days after the date on which the Notice of Ultimate Sale is received or deemed received (“Cease and Desist Period”) by the Litigation Party to contact the Buyer or any Affiliate thereof to either or both seek damages from or obtain an injunction against such Buyer or Affiliate for any substantial infringement on one or more of the Licensed Patents in the Field in which the Litigation Party has been granted a license or otherwise retains rights in the Licensed Patents; and

        (iii)    provided Litigation Party a period of thirty (30) days after the expiration of the Cease and Desist Period (the “Litigation Period”) to institute litigation by commencing an action in a court or arbitration panel of competent jurisdiction (“Litigation”) against the Buyer or any Affiliate thereof alleging in good faith that the Buyer or any Affiliate is substantially infringing on one or more of the Licensed Patents in the Field in which the Litigation Party has been granted a license or otherwise retains rights therein.

The Litigation Party shall keep the Notice of Ultimate Sale confidential and treat it as Information pursuant to section 4 hereof. For a period of 180 days from and after the delivery of the Notice of Ultimate Sale to the Litigation Party, the Litigation Party shall also not contact or solicit the Buyer, its Affiliates or its agents (including its financial advisors) regarding the possibility of Buyer or its Affiliates engaging in an Ultimate Sale or related transaction with the Litigation Party, unless the Litigation Party can demonstrate that the Litigation Party (or its Affiliates or agents) have, within the period of 90 days prior to the receipt of the Notice of Ultimate Sale, either solicited, been solicited or been in discussions with the Buyer or its Affiliates regarding an Ultimate Sale involving the Litigation Party or its Affiliates.

In the event that the Selling Party has provided the Litigation Party with the requisite Notice of Ultimate Sale:

        (x)    if the Litigation Party desires to enter into the Litigation Period, then it shall furnish to (I) the Selling Party a copy of the complaint or demand letter against Buyer or its Affiliates or its or their sales agents or distributors (the “Infringement Notice”) and (II) the Buyer or its Affiliate a letter (or actually file a suit at law or in equity) seeking damages and/or and injunction relating to the material infringement described in the Infringement Notice;

        (y)    if, prior to the expiration of the Litigation Period, no lawsuit is filed by the Litigation Party against the Buyer or its Affiliate relating to the Notice of Infringement or an agreement to cease and desist such infringing behavior is entered into between the Buyer and the Litigation Party, then the Selling Party is free to consummate and close the Ultimate Sale to the Buyer provided that the Ultimate Sale closes within 180 days from the expiration of the Litigation Period (even if during the period from the expiration of the Litigation Period to the date that the Ultimate Sale closes the Litigation Party changes its mind, discovers new facts or new facts arise or conduct commences which could support a claim of substantial infringement); and

        (z)    if the Litigation Party does institute Litigation during the Cease and Desist Period or the Litigation Period, then the Ultimate Sale may not be closed until the Litigation is settled, resolved or dismissed with prejudice, and the period for filing all notices of appeal, or all appeals, have elapsed, provided that the Litigation shall be prosecuted at all times by the Litigation Party diligently and in good faith. Notwithstanding anything to the contrary in section 7.2(b), the Litigation Party may control the Litigation and recover and retain all proceeds therefrom (including proceeds from infringement relating to periods prior to the date hereof) and the Selling Party may participate in the prosecution as contemplated in section 7.2(b). As used herein, the terms Sale and Ultimate Sale include all forms of direct or indirect sales, assignments or transfers of the Co-Exclusive Rights including a joint venture or strategic alliance involving such party(ies), or management or similar agreements whereby the effective control over some or all of the Licensed Patents in the Co-Exclusive Field is conveyed to a person not a party to this Agreement. This section 1.4(b) shall be inapplicable to a sale of a controlling interest in the stock or ownership interests in or a merger of KYPHON or GSI (where such merger results in a change in the effective control of such entity). Moreover, sections 1.4(a) and 1.4(b) shall be inapplicable to a sale of a controlling interest in the stock in BRI or a merger of BRI (where such merger results in a change in the effective control of BRI), if BRI is the Selling Party, at the time of such sale or merger of BRI, the purchase price of BRI exceeds $[****] in cash or its equivalent.

        (c)    This Section 1.4(b) shall not preclude the assignment of all rights under this Agreement to an Affiliate of a party. In the event of any assignment, Sale or Ultimate Sale, the acquiror of any rights under this Agreement or assignee shall remain bound by the terms hereof. In the event of a sale of a controlling interest in the stock or ownership interests in or a

****    Confidential Treatment Requested

merger of KYPHON, GSI or BRI (where such merger results in a change in the effective control of such entity) (an “Event”), and if the entity is BRI, the aggregate consideration related to such Event exceeds $[****] or its equivalent, the assignment of rights under this agreement shall occur automatically upon the effective date of the merger. This Agreement shall be binding upon and inure to the benefit of KYPHON, BRI and their respective legal representatives, permitted assigns and Affiliates.

        1.5    Intentionally Deleted.

1.6    No Off-Label Use Permitted.  The parties understand and agree that the Licensed Patents relate to the right to make, use, offer to sell or sell Products in particular Fields and acknowledge that the same Product may theoretically have application and utility to more than one Field but may only be made, used, offered for sale or sold for use in a specific Field as is permitted under this Agreement. In furtherance of the foregoing, the parties understand and agree that they will only make, use, offer to sell and sell, and use their reasonable best efforts to assure that their distributors and agents only offer to sell and sell, the Products in the specific Field provided in this Agreement. The parties further agree that they will only seek approval for indications from the Food and Drug Administration (or, if applicable, foreign counterparts) for said Products within the Fields specified under this Agreement and will not apply to any such U.S. or foreign government agency for a specific use, application, approval right, indication, 510(K), PMA or other approval or use for such Products specifically beyond the specified Fields described herein. In the event that one party (the “notifying party”) notifies the other party or its Affiliates (the “notified party”) of a substantial off-label promotion by the notified party or its sales agents or distributors of a Product in the notifying party’s exclusive Field, the notified party shall immediately take commercially reasonable and necessary steps to cause such off-label

****    Confidential Treatment Requested

promotion to cease and desist and to prevent it from occurring in the future. KYPHON understands that BRI is in no way responsible for any conduct, actions or inactions by GSI or its Affiliates regarding the subject matter contained in this section and BRI understands that KYPHON shall have the right to pursue GSI directly for violation of this provision as a third party beneficiary under the GSI Agreement. GSI is an intended third party beneficiary of this section 1.6.

1.7    Term.  Unless this Agreement is earlier terminated in accordance with the terms hereof, the term of this Agreement shall commence on the date first written above and shall continue and terminate on the date of the expiration of the last of the Licensed Patents, provided that upon termination hereof, all obligations under Articles 4, 7, 11, 12, 14, 15 and 16 shall survive the termination for the applicable statute of limitations period.

2.    REMUNERATION .

2.1    Fully-Earned Consideration.  In exchange for the license to KYPHON as specified in sections 1.1 and 1.2 hereof, which license is being granted in connection with the Settlement, and the Consulting Agreement (as defined in section 2.2 below) KYPHON agrees to pay to BRI non-refundable (except as may be provided in section 6.1 to the contrary) and fully earned payments as follows in this section 2.

2.2    Cash Payment.  On the date hereof, KYPHON shall pay to BRI the total sum of Twelve Million Five Hundred Thousand Dollars ($12,500,000.00) (the “Sum”) payable by wire transfer of immediately available same day funds to an account or accounts specified by BRI. The Sum shall be allocated as follows: (a) Twelve Million Two Hundred Fifty Thousand Dollars ($12,250,000.00) shall be allocated to and shall be in respect of the rights and privileges granted to KYPHON under this Agreement and (b) Two Hundred Fifty Thousand Dollars ($250,000.00) shall be allocated to a consulting agreement between Dr. Peter M. Bonutti and KYPHON (the “Consulting Agreement”). The Consulting Agreement shall be negotiated promptly and in good faith after the execution of this Agreement and shall provide that Dr. Bonutti shall perform for KYPHON 15 days of consulting services per year during the two year period following the execution of the Consulting Agreement relating to the Products in the KYPHON Exclusive Field and Co-Exclusive Field. The entire $250,000 payment allocated to the Consulting Agreement shall be paid on the date hereof and shall be deemed fully earned even though Dr. Bonutti shall render services over a two year period to KYPHON.

3.    MANUFACTURE OF PRODUCTS

Each party agrees that all Products covered by the Licensed Patents shall be manufactured, used, labeled, sold, distributed, promoted and advertised by such party in accordance with all applicable Federal, State and local, and if appropriate, foreign laws and regulations. So long as this Agreement is in effect, and if so requested in writing by a party, each party shall legibly mark all articles sold by it and covered by any Licensed Patents with the issued patent number of any such Licensed Patent or application as soon as reasonably possible after being notified by GSI of such issued Licensed Patent, provided that KYPHON shall include such notice, only at its option, in connection with Products in the Exclusive Field.

4.    CONFIDENTIAL INFORMATION; NON-CIRCUMVENTION

During the term of this Agreement and for a period of five (5) years thereafter, each party agrees to keep and maintain, and cause its Affiliates to keep and maintain, all confidential aspects of the Licensed Patents and any other non-public information (collectively, the

“Information”) disclosed by one party to one or more parties under the terms of this Agreement, confidential, including the terms of this Agreement and the GSI Agreement, provided, however, that the provisions of this section shall apply only to information which, prior to disclosure to a party, was not lawfully known or was not subject to restricted use or disclosure by such party or an Affiliate (and thereafter shall exclude information if and after it becomes lawfully known by such party or one of its Affiliates from any entity or source other than a party to this Agreement or GSI or its Affiliates or agents and is not subject to restricted use or disclosure), and only while the Information is not lawfully in the public domain from a source other than a party or its Affiliates or Representatives or GSI or its Affiliates or Representatives (and then the provisions of this section will lapse only with respect to any such Information which is then lawfully in the public domain from a source other than a party or GSI or its or their Affiliates or Representatives). Not in limitation of the foregoing, each party undertakes and agrees that it and its Representatives (as defined below) (i) will keep the Information confidential and will not (except as required by applicable law, regulation or legal process, and only after enabling the other parties to seek a protective order), without the other parties’ prior written consent, disclose any Information in any manner whatsoever and (ii) will not use any Information other than in connection with the Agreement; provided, however, that a party may reveal the Information to its Representatives (a) who need to know the information solely for the purpose of implementing this Agreement, (b) who are informed by such party of the confidential nature of the Information and (c) who agree to act in accordance with the terms of this Agreement, and such party will be responsible for any breach of this agreement by any Representative. The term “Representative” includes a party’s directors, officers, employees and agents, and directors, officers, employees and agents of its Affiliates, and such party’s and its Affiliates’ financial advisors, attorneys and accountants. BRI and GSI understand and acknowledge that this Agreement may constitute a material agreement for KYPHON within the meaning of the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”) and that this Agreement shall, to the extent legally required after taking account of such portions thereof as legally may be redacted, be included as an exhibit to KYPHON’s SEC filings, a true and correct copy of which shall be promptly furnished to BRI and GSI. To the extent practical, copies of such exhibits relating to this Agreement shall be provided to GSI and BRI within a reasonable period of time prior to its filing. Notwithstanding the foregoing, it shall not be a breach of this Agreement (i) for GSI, KYPHON and/or BRI to state that the Lawsuit has been settled to the mutual satisfaction of the parties thereto, (ii) in the event of an action believed to be in breach of this Agreement, to file under seal with the court in such action such terms of this Agreement as are reasonably necessary in order to bring or defend such action, (iii) for each party to share the terms of this Agreement with its counsel, provided such counsel is or has been made aware of the obligations of confidentiality herein, (iv) for any party to disclose such information as may be required by law or court order, after first having given the other party at least ten (10) days written notice of such legal requirement or order of court and intent to disclose pursuant to said requirement or order and (v) subject to and in accordance with the provisions of section 15 hereof, KYPHON may publicly state that it has concluded an agreement among GSI and BRI providing KYPHON with the rights to the Licensed Patents in accordance with the terms hereof.

5.    Intentionally Deleted

6.    PATENT PROCUREMENT AND MAINTENANCE

6.1    Ownership.  The parties understand and agree that, pursuant to the GSI Agreement, GSI has agreed to prosecute and maintain the Licensed Patents at its sole cost and expense, including all filing fees, extension fees and notices and all other requirements to keep the Licensed Patents, issued or pending as of the date of this Agreement, valid and in effect. GSI has agreed to forward to BRI and KYPHON copies of all the Licensed Patents pending as of the date of this Agreement with the United States Patent and Trademark Office (USPTO) and all related material notices from the USPTO. GSI also agrees that, unless exigent circumstances exist, it shall, prior to sending any material correspondence relating to the Licensed Patents to the USPTO, forward a copy of such correspondence to BRI and KYPHON, granting BRI and KYPHON a reasonable opportunity, not less than 5 business days from receipt of the draft correspondence, to comment upon said correspondence before it is filed with the USPTO, provided that GSI may accept or reject such comments in its sole reasonable judgment. GSI has agreed that BRI or KYPHON may discuss with GSI requests to make additional claims in the foregoing patent applications and, at the expense of the Party requesting it, to effect such additions by amendment, re-issue or re-examination, divisional, continuation application but not including a continuation-in-part application (any such amendment, re-issue or re-examination, divisional or continuation which pursuant to such request GSI files with the USPTO, a “Continued Application”). GSI has agreed to consider such requests in good faith. In the event that GSI determines in its sole discretion not to file a Continued Application which has been requested to be filed by KYPHON or BRI (which determination may be inferred if GSI has not responded to either of said party’s written request within sixty (60) days of making said request), GSI shall grant to KYPHON or BRI (the “Requesting Party”) the right to file and prosecute a Continued Application of the nature and scope requested by the Requesting Party, and GSI and the Non-Requesting Party (as defined below) shall assist the Requesting Party, as it may reasonably request and at its expense, in prosecuting such Continued Application, provided that (i) the Continued Application which the Requesting Party desires to file must provide a demonstrable material benefit to the Requesting Party, (ii) if the Requesting Party is KYPHON, such Continued Application shall relate to the KYPHON Exclusive Field and/or Co-Exclusive Field, and if the Requesting Party is BRI, such Continued Application shall relate to the Co-Exclusive Field, and in both cases shall not have any material adverse impact on any of the Licensed Patents in the GSI Exclusive Field or any rights of either KYPHON, GSI or BRI in the Co-Exclusive Field, and, if BRI is the Requesting Party, there shall be no material adverse impact on any of the Licensed Patents in the KYPHON Exclusive Field, (iii) the Requesting Party shall give GSI and KYPHON (if it is not the Requesting Party or BRI (if it is not the Requesting Party) (the “Non-Requesting Party”) the opportunity to comment on and object to all material correspondence with the USPTO related to the Continued Application prior to any sending of such correspondence (such right to comment to be no less than 5 business days), (iv) the reasonable costs, fees and expenses of GSI’s and the Non-Requesting Party’s counsel who may, in GSI’s and the Non-Requesting Party’s individual discretion, participate in and assist the Requesting Party in the preparation and prosecution of the Continued Application shall be borne by the Requesting Party and (v) the Requesting Party shall bear all costs, fees and expenses payable to the USPTO relating to the filing and maintenance of the Continued Application. Notwithstanding the foregoing, GSI has agreed in the event GSI determinates to abandon prosecution or maintenance of any of the Licensed Patents or Continued Applications, during the term of this Agreement, it shall use its reasonable commercial efforts to provide at least thirty (30) days prior notice of such action to BRI and KYPHON, and KYPHON, in its discretion and at its sole cost and expense, may assume prosecution or maintenance of such Licensed Patents or Continued Application (it being understood that GSI shall use its reasonable commercial efforts, sufficiently in advance of the actual date of abandonment, to permit KYPHON and/or BRI the reasonable opportunity to take steps, should either party so choose, to preserve the validity of the Licensed Patents or Continued Application). If KYPHON decides not to pursue prosecution or maintenance of such Licensed Patents or Continued Application, KYPHON shall provide BRI and GSI with at least thirty (30) days prior notice of such action to BRI and GSI, and BRI may assume prosecution or maintenance of such Licensed Patents or Continued Application. In such event and insofar as the same concern any Licensed Patent as to which BRI or KYPHON has assumed responsibility for prosecution or maintenance in accordance with the foregoing, BRI will promptly provide KYPHON with copies received by BRI from GSI of all correspondence to or from the U.S. Patent and Trademark Office and foreign counterparts regarding all examinations, inquiries, filings, renewals, extensions, fees, evidence of payment of fees and other correspondence relating to such Licensed Patents or Continued Applications. KYPHON shall not (a) initiate, or aid and abet others to initiate, any legal proceeding or action in any court or with the United States Patent and Trademark Office or any foreign counterpart to challenge GSI’s ownership of or right to license, or the validity of the Licensed Patents, Continued Applications or any application for issuance thereof nor (b) contest the fact that KYPHON’s rights under this Agreement are solely those of a sublicensee in the respective Fields in accordance with the terms of this Agreement. In the event that any of the Licensed Patents or Continued Applications are declared by a court of competent jurisdiction to be invalid or unenforceable, neither party shall have any recourse against the other nor shall BRI be required to return in whole or in part any sums paid to it under Article 2 hereunder except to the extent that the Licensed Patents are invalidated based on a Third Party Action by a court of competent jurisdiction for fraud on the Patent Office committed substantially and predominantly by BRI or Dr. Peter M. Bonutti are deemed unenforceable based on a Third Party Action because of inequitable conduct substantially and predominantly by BRI or Dr. Peter M. Bonutti, it being understood that (a) any such invalidation or unenforceability for the reasons and subject to the limitations set forth above shall be pursuant to a final, binding and non-appealable order, (b) more than three-quarters (3/4) of the Licensed Patents must be so invalidated and/or rendered unenforceable for the reasons and subject to the limitations set forth above before BRI may be responsible for any such damages, (c) any damages so assessed against BRI shall be determined by a court of competent jurisdiction after considering a variety of fair and equitable considerations and factors including without limitation the remaining term of the Licensed Patents, the revenues generated by KYPHON under this Agreement and other fair and equitable considerations and (d) no damages will be assessed (x) after the first to occur of (I) three years from the date hereof or (II) a Sale or Ultimate Sale of KYPHON or a sale of a controlling interest in the shares of KYPHON or a merger effecting KYPHON where there is a 50% of more change in the shareholders of KYPHON, (y) in the event that KYPHON has also engaged substantially and predominantly in any inequitable conduct or otherwise breached its representation and warranty set forth in the last sentence of section 8 hereof or (z) based on any action or inaction by GSI that is determined by a court of competent jurisdiction to be substantially and predominantly at fault for such enumerated conduct.

7.    INFRINGEMENT

7.1    Actions By Third Parties.  In the event either party is accused of infringing any patent or other intellectual property right of a third party, involving any claim of patent infringement based upon the manufacture, use, offer for sale or sale of a Product under the Licensed Patents, such party shall promptly notify the other party and GSI in writing of such claim. In the event that any suit, action or other proceeding is brought against any party involving any such accusation of infringement of or by the Products, the named party shall promptly notify the other and GSI in writing. With respect to any such accusation, suit, action or other proceeding (“Third Party Action”), the party named in any such Third Party Action will promptly provide the other party with copies of the complaint, answer or motion to dismiss and, subject to appropriate protective orders, all pleadings received from any such third party. The parties will cooperate with each other, and will, on reasonable notice, permit and provide any of its employees, officers, directors, shareholders, agents and other representatives to testify when requested by the other party; and will, on reasonable notice, make available to each other all relevant records, papers, information, samples, specimens and the like. Unless BRI or Dr. Peter M. Bonutti are also defendants in the Third Party Action and actually receive a monetary recovery from the Third Party Action, BRI and Dr. Peter M. Bonutti shall be entitled to reimbursement from KYPHON of BRI’s and Dr. Peter M. Bonutti’s reasonable out of pocket costs and expenses (including without limitation court costs and reasonable attorneys’ fees and expenses) incurred in such defense of any action brought against KYPHON and for which KYPHON has requested such person’s assistance and in the case of Dr. Bonutti, reimbursement for his lost professional time resulting from such cooperation.

7.2    Actions Against Third Parties.  KYPHON and BRI will promptly notify the other parties and GSI of any infringement of which such party has actual knowledge with respect to any Licensed Patents, as follows:

        (a)    With respect to the infringement of the Licensed Patents as they are being used or applied in the Exclusive Field set forth in section 1.1 hereof, GSI has agreed that, pursuant to the terms of the GSI Agreement, KYPHON will have the exclusive right and discretion to take or refrain from taking any action, legal or otherwise including without limitation litigation, to enforce the Licensed Patents against the third party with respect to such infringing use or application provided that KYPHON shall bear all costs, fees and expenses incurred in any such action. Any recoveries, if any, whether by judgment, award, decree or settlement, will be enjoyed solely by KYPHON (including recoveries relating to periods prior to the date hereof). KYPHON will exercise control over any such action; provided, however, that BRI and GSI, if either or both so desire, can be represented by counsel of its selection and at its own expense. Notwithstanding the foregoing, if GSI or BRI believe in good faith that the potential infringement set forth in this clause (a) also affects or is related to an infringement in clause (b), then clause (b) shall apply and this clause (a) shall be inapplicable, except that to the extent (x) any portion of such recoveries can be shown to be attributable to an infringement related to the exclusive sublicense granted by section 1.1, such portion will inure to the sole benefit of KYPHON, (y) no claim may be asserted by the Action Party (as defined in section 7.2(b) against a third party in any action brought under clause (b) with respect to an alleged infringement of the Licensed Patents in the KYPHON Exclusive Field without KYPHON’s prior consent and (z) further provided that KYPHON may contest such good faith determination pursuant to Article 11.1.

        (b)    If either party hereto becomes aware that any of the Licensed Patents are being or have been infringed by any third party in the Co-Exclusive Field, such party shall promptly notify the other party hereto in writing describing the facts relating thereto in reasonable detail. If BRI or KYPHON wishes to initiate a legal proceeding against such infringement, BRI or KYPHON, as the case may be, shall first notify GSI and the other party hereto in writing. GSI shall have the first right, but not the obligation, to bring an action, suit or proceeding (“Action”) against the infringer in the Co-Exclusive Field. If GSI declines or fails to bring such an action or proceeding within 90 days of receipt of the notice, then the party who so notified GSI shall have the right, at its discretion, to institute and prosecute an action or proceeding to abate such infringement or other action and to resolve such matter by settlement or otherwise. With respect to any Action brought by GSI, KYPHON or BRI in accordance with the foregoing (such party, the “Action Party”), the other parties hereto shall cooperate fully with the Action Party by joining as a party, if requested by the Action Party and required by applicable law, and by executing and making available such documents as the Action Party may reasonably request. Neither BRI nor KYPHON shall enter into any settlement agreement which would make any admission relating to the validity or enforceability of the Licensed Patents without the prior written consent of GSI, which consent may not be unreasonably be withheld or delayed but may be withheld in GSI’s sole and absolute discretion if such settlement materially impacts GSI’s rights in the GSI Exclusive Field. The Action Party agrees to promptly reimburse the other party hereto for its reasonable costs, fees and expenses incurred in joining an Action brought by, or otherwise cooperating with and in accordance with the request of, such Action Party, and if KYPHON is the Action Party and both Dr. Peter Bonutti and BRI are not entitled to any monetary recovery in such lawsuit, KYPHON shall promptly shall reimburse Dr. Peter Bonutti’s lost professional time as well. Any recoveries, whether by judgment, award, decree or settlement, in connection with an Action brought by an Action Party in accordance with this Section 7.2(b), shall be enjoyed solely by such Action Party. Notwithstanding the foregoing, in the event of a conflict between this section and section 1.4(b), the provisions of section 1.4(b) shall control.

        (c)  With respect to the infringement by a third party of the Licensed Patents as they are being used or applied in any field other than the KYPHON Exclusive Field or the Co-Exclusive Field, it is understood and agreed that GSI and its affiliates shall have the exclusive right and discretion to take or refrain from taking any action, legal or otherwise, including, without limitation, litigation, to enforce the Licensed Patents against the third party with respect to such infringing use or application, provided that GSI or its affiliate shall bear all costs, fees and expenses incurred in any such action. Any recoveries from such litigation, if any, whether by judgment, award, decree or settlement, will be enjoyed solely by GSI.

        (d)  In any action brought by an Action Party under section 7.2(b) or by GSI under section 7.2(c), the entity or entities not instituting the action may be named as a necessary party if the party(ies) bringing the action deem it required under law or otherwise desirable, subject to the reimbursement obligations of the initiating party as set forth in the last sentence of section 7.2(b) (which shall be applicable to actions brought by GSI under section 7.2(c)) as well.

8.    REPRESENTATIONS AND WARRANTIES

Each party represents and warrants to the other that such representing and warranting party as of the date hereof (a) is duly organized, validly existing and in good standing in its state of incorporation, (b) this Agreement has been approved by all requisite corporate action of such party requisite necessary to authorize the execution, delivery and performance of this Agreement and does not conflict with or contravene any charter, by-law, agreement or law or regulation binding on such party, (c) assuming the due authorization, execution and delivery of this

Agreement by the other party, this Agreement is the legal, valid and binding obligation of such party enforceable in accordance with its terms except as enforceability may be limited by bankruptcy or other laws for the protection of creditors or general equitable principles, (d) neither party nor GSI shall challenge the validity and/or enforceability of any claims of the Licensed Patents, either pursuant to arbitration, litigation or a dispute between or among the parties and (e) each party is receiving adequate consideration for entering into this Agreement and such party has adequate capital and can pay its debts as they come due. BRI represents and warrants to KYPHON that as of the date hereof (a) to BRI’s actual knowledge which KYPHON acknowledges is based solely on the representation and warranty made by GSI under the GSI Agreement, GSI has the right to grant the rights and licenses granted herein and, as of the date hereof, BRI has no actual knowledge of any information that any such representation and warranty by GSI is materially inaccurate; (b) BRI has not previously granted, and will not grant during the term of this Agreement, any right, sublicense or interest in and to the Licensed Patents, or any portion thereof, inconsistent with the sublicense granted to KYPHON under this Agreement; (c) neither BRI nor any Affiliate has any currently existing plans or intentions to assign or transfer rights to the Licensed Patents to any Affiliate or third-party that has not been expressly disclosed in writing to KYPHON; (d) to the actual knowledge of Dr. Peter M. Bonutti and Boris Bonutti, there are no threatened (in writing) or pending actions, suits, investigations, claims or proceedings in any way relating to any of the Licensed Patents and there is no knowledge of any infringement; (e) the Settlement is a resolution of all disputes between GSI and its Affiliates and BRI relating to any of the Licensed Patents; (f) KYPHON has been provided with a true and correct copy of the BRI Agreement and any other agreement related to any of the Licensed Patents between BRI, GSI or any of their Affiliates (subject to redaction of payments only) and (g) BRI shall not challenge GSI’s grant of rights and licenses to KYPHON under the GSI Agreement provided that KYPHON does not materially breach the terms of this Agreement, and (h) to BRI’s and Dr. Bonutti’s actual knowledge, which KYPHON acknowledges is based upon the representation and warranty made by GSI under the GSI Agreement, as well as any independent knowledge of GSI and Dr. Bonutti, as of the date hereof, there is at least one patent application within the family of the License Patents, currently pending with the USPTO, having an unbroken chain of pending patent prosecution that claims priority back to Patent application number 07-487645 with the filing date of March 2, 1990. KYPHON represents and warrants to BRI that KYPHON is not aware of any fact, event, condition or circumstance that could reasonably constitute grounds for KYPHON or any other person to allege that the Licensed Patents should be invalidated for fraud on the Patent Office or are unenforceable because of BRI’s or GSI’s inequitable conduct. BRI and Dr. Peter M. Bonutti each agree that with respect to any U.S. patent that, on the date of this Agreement, it owns or under which it has the right to grant licenses of the scope of the sublicenses granted in this Agreement, or any U.S. patent that may later issue on a pending application for patent that, on the date of this Agreement, it owns or under which it has the right to grant licenses of the scope of the sublicenses granted in this Agreement, it (and any subsequent licensees) will not assert against KYPHON any claims for patent infringement based on the manufacture, use, sale, offer for sale, export, or import of any Product and the practicing of any process under the sublicenses granted in this Agreement. This agreement of non-assertion shall apply, however, only to inventions disclosed or claimed in the Licensed Patents.

9.    Intentionally Deleted

10.    TERMINATION

10.1  Termination.    This Agreement may be terminated at any time prior to expiration of its term as follows:

        (a)    By BRI.—BRI may terminate this Agreement upon the final adjudication of the invalidity of all of the Licensed Patents.

        (b)    By KYPHON.—KYPHON may terminate this Agreement:

        (i)    upon the final adjudication of the invalidity of all of the Licensed Patents; or (ii) upon thirty (30) days written notice to BRI.

        (c)    By GSI—By GSI as a third party beneficiary, upon thirty (30) days written notice to KYPHON in the event that KYPHON materially breaches or defaults in any material respect in the performance or fulfillment of any of the terms, conditions or agreements made by KYPHON to GSI and KYPHON fails to take reasonable steps to cure such breach or default within such thirty day period or upon expiration of an extended cure period as hereafter provided, in the event that KYPHON materially defaults or breaches in any material respect in the performance of any of the other terms, conditions or agreements owed by KYPHON to GSI and KYPHON takes such reasonable steps to cure such default or breach within such thirty (30) days but does not cure such breach or default within 180 days of being notified of such breach or default by GSI. GSI acknowledges and agrees that with respect to any breach or default under section 4 hereof which by its nature cannot be cured within such 180 day period shall not be grounds for termination of this Agreement but shall only give rise to damages and injunctive relief against KYPHON except that GSI may terminate this Agreement on account of such uncured breach or default if (x) KYPHON continues to engage in the same breach or default and/or (y) such breach or default was committed, authorized or condoned by directors or executive officers of KYPHON.

10.2    Rights on Termination.  On the expiration or termination of this Agreement pursuant to section 10.1(A)(ii), except as otherwise expressly provided herein, all rights of KYPHON hereunder shall terminate forthwith (to the extent that this Agreement is terminated with respect to such party) and revert automatically to BRI, and neither KYPHON nor its receivers, trustees, representatives, agents, successors or assigns shall have any right to exploit or in any way make, use, offer to sell any Products, or practice any process, under the Licensed Patents. Except as otherwise expressly provided herein, upon the termination of this Agreement in accordance with this section, (x) KYPHON shall forthwith discontinue all manufacture, use, offer of sale or sale of any Products (until the expiration of the last of the Licensed Patents), and use of any process covered by any valid and enforceable claim of a Licensed Patent, and (y) all parties shall perform all obligations hereunder arising as of or prior to such termination including without limitation all obligations under sections 2, 4, 11, 12, 14 and 15. Any provisions of this Agreement for which GSI is a specifically identified intended third party beneficiary shall survive any termination of this Agreement. GSI is an intended third party beneficiary of this Article 10.

11.    DISPUTE RESOLUTION

11.1    Arbitration.  Except as otherwise provided in section 11.2 of this Agreement, any controversy or claim as to the proper classification of a Product in a Field, the determination of good faith under sections 1.4, the determination of material infringement under section 1.4(b), the determination of commercial reasonableness contemplated in section 1.6, the determination of good faith, materiality, reasonableness or reasonable commercial efforts under section 6.1, whether a potential infringement is in the Field as contemplated in section 7.2(a) shall be resolved by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, including Emergency Interim Relief Procedures, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Within fifteen days after the commencement of arbitration, each party to the proceeding shall select a person to act as arbitrator and the two (or three) selected shall select a neutral arbitrator within ten days of their appointment. The neutral arbitrator shall be an attorney with at least ten years experience in patent licensing, having experience with and knowledge of patent licensing in the medical instrument industry. If the arbitrators selected by the parties are unable or fail to agree upon a third arbitrator, the third arbitrator shall be selected by the American Arbitration Association. The place of the arbitration shall be Chicago, Illinois and shall be governed by Illinois law (except as federal law may apply), exclusive of its conflicts-of-laws principles. The award shall be made within nine months of the filing of the notice of intent to arbitrate (demand), and the arbitrators shall agree to comply with this schedule before accepting appointment. However, this time limit may be extended by agreement of the parties or by the arbitrators if necessary. In no event shall the arbitrators have any authority to award punitive damages or, other than for a party’s actual damages directly and proximately resulting from the other party’s breach of its obligations that are the subject of arbitration hereunder, to otherwise calculate or award damages. The award shall be in writing, shall be signed by the neutral arbitrator, and shall include a statement regarding reasons for the disposition of any claim. To the extent of any conflict between any rule or procedure of the American Arbitration Association and the express provisions of this Article 11, the terms of this Article 11 shall prevail.

11.2    Judicial Resolution.  Except as set forth in section 11.1, all other controversies or claims relating to or arising under this Agreement shall be resolved by courts of competent jurisdiction. The appropriate forum and governing law for any such judicial action will be the same as contemplated for arbitral actions set forth in section 11.1 and each party hereby consents to such forum and governing law regardless of any conflict of laws, jurisdiction, venue or convenience considerations.

12.    NOTICES

12.1  All notices for any and all purposes under this Agreement shall be in writing and shall be given by sending such notice by overnight courier service (fare prepaid), electronic mail or legible facsimile transmission with a regular mail follow up, or personal delivery. The date of deemed delivery to and receipt by the party to whom notice is given is the next business day after the date such notice is sent. Notices will be addressed in the following manner:

If to BRI:	Dr. Peter Bonutti
President
Bonutti Research, Inc.
1303 Evergreen Plaza
Effingham, IL 62401
Fax No: 217-342-3460
E-Mail address: boris@bonuttiresearch.com and
drbonutti@bonuttiresearch.com

with a copy (which shall not constitute notice) to:

Mr. Willam F. Shea
31 Hastings Turn
Avon, CT 06001
Fax No: 860/673-4407
E-Mail address: wmshea@aol.com

and

Fredric D. Tannenbaum, Esq.
Gould & Ratner
222 N. LaSalle Street
Suite 800
Chicago, Illinois 60601
Fax No: 312-236-3241
E-Mail address: ftannenbaum@gouldratner.com

If to KYPHON:	Mr. Gary L. Grenter
President
KYPHON, Inc.
1350 Bordeaux Drive
Sunnyvale, California 94089
Fax No: 408-
E-Mail address: ggrenter@kyphon.com

with a copy to:

David Saul, Esq.
Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, California 94304
Fax No: (650) 493-6811
E-Mail address: dsaul@wsgr.com

If to GSI:	Mr. Steven Amelio
Vice President and Controller
United States Surgical
150 Glover Avenue
Norwalk, CT 06856
Fax No: 203-
E-Mail address: steven.amelio@TycoHealthcare.com

with a copy (which shall not constitute notice) to:

Alan R. Carlton
Vice President and Chief Corporate Counsel
United States Surgical
150 Glover Avenue
Norwalk, CT 06856
Fax No: 203- 846-5988
E-Mail address: alan.carlton@TycoHealthcare.com

13.    ASSIGNMENT AND SUCCESSION

13.1  Except as permitted in section 1.4 above or in connection with a sale, assignment or transfer to an Affiliate, no party shall have the right to sell, assign or transfer any of its rights or delegate any of its duties under this Agreement. This Agreement shall be binding on and inure to the benefit of BRI, KYPHON and their respective successors and permitted assigns.

14.    RIGHT OF PUBLICITY

14.1  KYPHON and its appropriate Affiliates shall use its and their commercially reasonable efforts to provide to Dr. Peter M. Bonutti (“Dr. Bonutti”) name recognition and credit (including recognition in medical journals, papers and presentations) for inventing the Licensed Patents and for any Products manufactured or sold by such party in the Co-Exclusive Field and, with respect to the KYPHON Exclusive Field, KYPHON will reasonably consider granting similar name recognition and credit after considering the implications such name recognition and credit may have with its other inventors. Such name recognition shall be on a basis no less than that given to any other inventor of products in the Co-Exclusive Field as is KYPHON’s custom. Name recognition and credit shall be applicable and given in all appropriate forms of sale and promotions. This right shall be applicable regardless of whether such Products contain improvements to the Licensed Patents or other intellectual property not created by Dr. Bonutti or BRI. BRI shall have the right to request, and within a reasonably prompt period following its receipt of any such request, KYPHON shall provide BRI with, copies of any such labels for review, provided, however, that KYPHON shall not be obligated to provide BRI with review of any label in advance of its general dissemination. BRI shall also have full right to request and promptly receive copies of such materials created and/or distributed by KYPHON or its Affiliates. BRI shall have the right to publicize and promote Dr. Bonutti’s invention of the Licensed Patents and their use in Products used in the KYPHON Exclusive Field or Co-Exclusive Field. This section shall apply to any Products sold by KYPHON or its Affiliates during the term of this Agreement for use in the Co-Exclusive Field, regardless of whether the

Products also include inventions which are not covered by a claim of a Licensed Patent and even if there have been no improvements to the Product. Nothing contained herein shall preclude or prevent BRI or Dr. Bonutti or his heirs, guardians, estate, personal representatives or affiliates from claiming and publicizing that Dr. Bonutti is the inventor of the Licensed Patents or any component thereof including the inventor of balloon dissection, provided, however, that such claims and publicity shall not, directly or indirectly, indicate that the claims or publicity are made by, or with the endorsement of, KYPHON.

15.    PRESS RELEASES

For thirty (30) days after the effective date of this Agreement, KYPHON shall have the sole right to make a press release or other public announcement concerning the transactions contemplated herein, subject to the five-business day review and approval by the other parties as provided below, and the other parties agree to refrain from making any press release or public announcement concerning the transactions contemplated herein until the expiration of this thirty (30) day period, except if and insofar as GSI or BRI or its Affiliates reasonably deem it necessary to issue a press release or public announcement during such period and give KYPHON ten (10) days prior notice regarding same and comply with the requirements for five-business day review and approval by the other parties as provided below.

After the expiration of said initial thirty (30) day period, any party may make a press release or other public announcement concerning the transactions contemplated hereby provided that the party desiring to make such press release or public announcement (a) provides the other party the right to review and suggest reasonable modifications thereto within five business days from the date of receipt of such draft press release or public announcement and, except to the extent such press release or public announcement is legally required to be made, and (b) obtains the other party’s prior written approval for the same. To the extent that a press release or public announcement is legally required to be made, no party shall have the right to approve or withhold consent to the dissemination of any such press release or public announcement but such releases or announcements shall be available to the extent practical to the other party and GSI prior to their release or publication. BRI understands and acknowledges that KYPHON may believe that this Agreement and the GSI Agreement constitutes material agreements for KYPHON within the meaning of the Securities Act and Exchange Act, that the material terms of this Agreement may be described in KYPHON’s public filings with the SEC, and may be included as an exhibit to those filings and that KYPHON will promptly furnish to BRI and GSI copies of all such exhibits. GSI is an intended third party beneficiary of the last two sentences of this section 15.

16.    MISCELLANEOUS

16.1  This Agreement is to be interpreted and governed by and under the laws of the State of Illinois irrespective of any conflict of law considerations, except for matters relating to patent laws of the United States in which case those laws shall apply, and shall be deemed to have been entered into in the State of Illinois.

16.2  This Agreement sets forth and embodies all understandings now in effect between the parties as to the subject matter hereof and merges all prior discussions and negotiations between them. The parties shall not be bound by conditions, promises, definitions, renewals, extensions, waivers, warranties or representations other than as expressly provided herein unless made in writing and signed by a proper and fully authorized representative of each party to be bound thereby.

16.3  If any part of this Agreement shall, for any reason, be declared to contravene or be invalid or unenforceable under the law of a competent jurisdiction, same shall not affect the validity of the remainder of the Agreement. In such a case, the Agreement shall be construed as if it does not contain such particular part, and the rights and obligations of BRI and KYPHON shall be construed and enforced accordingly.

16.4  The headings of this Agreement are inserted only for convenience and are in no way to be construed as a part of this Agreement or as a limitation on the scope of any of the terms or provisions of the Agreement.

16.5  Nothing herein shall be construed to make the parties hereto partners or joint venturers, or to render either party liable for any of the debts or obligations of the other party, and neither party shall be considered as being an agent or representative of the other party in any dealings with a third party, and neither party may act for, nor bind, the other party in any such dealings.

16.6  BRI and KYPHON each agree to execute such further documents, papers and agreements as may be necessary or desirable to effectuate the purposes of this Agreement.

16.7  Notwithstanding any terms or provisions contained herein, neither BRI nor KYPHON shall be liable for any failure or delay to perform any duties or obligations hereunder due to strikes, lock-outs, acts of God, acts of war, fire, flood, embargo, federal or state laws and regulations, litigation or labor disputes, or any other cause beyond the control of either party, for the period that such causes are in effect.

16.8  This Agreement is not intended to confer any benefit on any third party, and there are no third party beneficiaries with respect to this Agreement, except for GSI who is expressly acknowledged to be a third party beneficiary with respect to all provisions of this Agreement. Any provision for which GSI is identified as an intended third party beneficiary shall not be amended without the prior written consent of GSI.

16.9  Only the rights expressly granted herein have been conferred and no other rights are to be implied or inferred.

The balance of the page is intentionally left blank.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed in duplicate originals.

BONUTTI RESEARCH, INC.

Dated: August 19, 2002	By:	/s/ Peter Bonutti
President

KYPHON INC.

Dated: August 19, 2002	By:	/s/ Jeffrey Kaiser
Vice President, Finance and Administration and Chief Financial Officer

EXHIBIT A

LIST OF PATENTS

5,163,949

5,197,971

5,295,994

5,331,975

5,345,927

5,514,153

5,667,520

5,601,590

5,685,826

5,707,390

5,716,325

5,827,318

5,860,997

5,888,196

5,954,739

6,017,305

6,042,596

6,102,928

6,171,236

6,171,299

6,187,023

6,277,136

6,358,266

EXHIBIT B

DEFINITION OF KYPHON EXCLUSIVE FIELD

The use in humans or animals of any invention disclosed or claimed in any of the Licensed Patents (i) partially or fully within bone for any purpose or (ii) partially, substantially or fully within joints, ligaments, tendons or cartilage comprising or attached to the cervical, lumbar, thoracic or sacral portions of the spine, for diagnosis or treatment of spinal injuries or illnesses.

EXHIBIT C

DEFINITION OF CO-EXCLUSIVE FIELD

The orthopedic use, outside of the KYPHON Exclusive Field, of any invention disclosed or claimed in any one of the Licensed Patents for the diagnosis or treatment of injuries or illnesses of joints, ligaments, cartilage, nerves or tendons, including joint replacement/resurfacing around (but not in) the bone.

EXHIBIT D

DEFINITION OF GSI EXCLUSIVE FIELD

The use of any invention described or claimed in any one of the Licensed Patents which is not within the KYPHON Exclusive Field or Co-Exclusive Field.

39